Exhibit 4.5

FORM OF REGISTRATION RIGHTS AGREEMENT

dated as of [•], 2019

between

THE INVESTORS SET FORTH ON EXHIBIT A ATTACHED HERETO

AND

PALOMAR HOLDINGS, INC.

TABLE OF CONTENTS

Page
ARTICLE I DEFINITIONS
Section 1.1	Definitions
Section 1.2	Interpretation
ARTICLE II REGISTRATION RIGHTS
Section 2.1	Demand Registration
Section 2.2	Piggyback Registration
Section 2.3	Shelf Registration
Section 2.4	Withdrawal Rights
Section 2.5	Holdback Agreements
Section 2.6	Registration Procedures
Section 2.7	Registration Expenses
Section 2.8	Registration Indemnification
Section 2.9	Request for Information; Certain Rights
ARTICLE III REPRESENTATIONS AND WARRANTIES
Section 3.1	Representations and Warranties of Genstar
Section 3.2	Representations and Warranties of the Company
ARTICLE IV MISCELLANEOUS(1)
Section 4.1	Notices
Section 4.2	Severability
Section 4.3	Counterparts
Section 4.4	Entire Agreement; No Third Party Beneficiaries
Section 4.5	Further Assurances
Section 4.6	Governing Law; Equitable Remedies
Section 4.7	Consent To Jurisdiction
Section 4.8	Amendments; Waivers
Section 4.9	Assignment
Section 4.10	Effectiveness
Section 4.11	Term

(1)  To be updated for added Section 4.1

i

REGISTRATION RIGHTS AGREEMENT (the “Agreement”), dated as of [•], 2019, among the investors set forth on Exhibit A attached hereto (“Genstar”) and Palomar Holdings, Inc. (the “Company”).

WHEREAS, Genstar is currently the beneficial owner of [•] shares of common stock, par value $0.0001, of the Company (the “Common Stock”);

WHEREAS, the Company is currently contemplating an underwritten initial public offering (“IPO”) of shares of its Common Stock; and

WHEREAS, in connection with, and effective upon, the date of completion of the IPO (the “Closing Date”), the Company and Genstar wish to set forth certain understandings between such parties.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the following meanings:

“Affiliate” of any Person means any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person.

“Agreement” has the meaning set forth in the recitals to this Agreement.

“Beneficial Owner” means, a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares: (A) voting power, which includes the power to vote, or to direct the voting of, such security and/or (B) investment power, which includes the power to dispose, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” have correlative meanings.

“Board” means the board of directors of the Company or any duly authorized committee thereof.

“Bylaws” means the Bylaws of the Company, as they may be amended, supplemented, restated or otherwise modified from time to time.

“Company” shall have the meaning set forth in the recitals to this Agreement.

“Charter” means the Certificate of Incorporation of the Company, as it may be amended, supplemented, restated or otherwise modified from time to time.

“Demand” has the meaning set forth in Section 2.1(a).

“Demand Registration” has the meaning set forth in Section 2.1(a).

“Disclosure Package” means, with respect to any offering of securities, (i) the preliminary prospectus, (ii) each Free Writing Prospectus and (iii) all other information, in each case, that is deemed, under Rule 159 promulgated under the Securities Act, to have been conveyed to purchasers of securities at the time of sale of such securities (including a contract of sale).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder.

“Form S-3” has the meaning set forth in Section 2.3.

“Free Writing Prospectus” has the meaning set forth in Section 2.6(a)(iii).

“Governmental Entity” means any Federal, state, county, city, local or foreign governmental, administrative or regulatory authority, commission, committee, agency or body (including any court, tribunal or arbitral body).

“Inspectors” has the meaning set forth in Section 2.6(a)(viii).

“Long-Form Registration” has the meaning set forth in Section 2.1(c).

“Losses” has the meaning set forth in Section 2.8(a).

“Marketed Underwritten Offering” has the meaning set forth in Section 2.1(f).

“Non-Marketed Underwritten Offering” has the meaning set forth in Section 2.1(f).

“Non-Underwritten Shelf Takedown” has the meaning set forth in Section 2.1(f).

“Other Demanding Sellers” has the meaning set forth in Section 2.2(b).

“Person” shall be construed broadly and includes any individual, corporation, firm, partnership, limited liability company, joint venture, estate, business, association, trust, Governmental Entity or other entity.

“Piggyback Notice” has the meaning set forth in Section 2.2(a).

“Piggyback Registration” has the meaning set forth in Section 2.2(a).

“Piggyback Seller” has the meaning set forth in Section 2.2(a).

“Proceeding” has the meaning set forth in Section 4.8.

“Records” has the meaning set forth in Section 2.6(a)(viii).

“Registrable Amount” means a number of Registrable Securities representing at least $25 million (such value shall be determined based on the value of such Registrable Securities on the date immediately preceding the date upon which the Demand or Shelf Notice, as applicable, has been received by the Company).

“Registrable Securities” means any Shares currently owned or hereafter acquired by any Stockholder (whether acquired upon conversion, exchange or exercise of any securities, through open market purchases, or otherwise). As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (i) such securities have been sold or otherwise transferred by the holder thereof pursuant to an effective registration statement or (ii) such securities are sold in accordance with Rule 144.

“Registration Expenses” has the meaning set forth in Section 2.7.

“Requesting Stockholder” means one or more Stockholders (and its Affiliates) who collectively beneficially own, outstanding shares of Common Stock.

“Rule 144” means Rule 144 promulgated under the Securities Act, as such Rule may be amended from time to time, or any successor provision.

“SEC” means the United States Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder.

“Selected Courts” has the meaning set forth in Section 4.8.

“Selling Stockholders” means the Persons named as selling stockholders in any registration statement under Article II hereof and who is the Beneficial Owner of Registrable Securities being offered thereunder.

“Shares” means the shares of Common Stock of the Company and any equity securities issued or issuable in exchange for or with respect to such shares of Common Stock (i) by way of a dividend, split or combination of shares or (ii) in connection with a reclassification, recapitalization, merger, consolidation or other reorganization.

“Shelf Notice” has the meaning set forth in Section 2.3.

“Shelf Registration Statement” has the meaning set forth in Section 2.3.

“Short-Form Registration” has the meaning set forth in Section 2.1(c).

“Stockholder” shall mean Genstar and its successors, permitted transferees and permitted assigns.

“Suspension Period” has the meaning set forth in Section 2.3(d).

“Underwritten Offering” means a sale of securities of the Company to an underwriter or underwriters for reoffering to the public.

“Underwritten Offering Notice” has the meaning set forth in Section 2.1(f).

“Well-Known Seasoned Issuer” means a “well-known seasoned issuer” as defined in Rule 405 promulgated under the Securities Act and which (i) is a “well-known seasoned issuer” under paragraph (1)(i)(A) of such definition or (ii) is a “well-known seasoned issuer” under paragraph (1)(i)(B) of such definition and is also eligible to register a primary offering of its securities relying on General Instruction I.B.1 of Form S-3 or Form F-3 under the Securities Act.

Section 1.2 Interpretation. In this Agreement, unless the context otherwise requires:

(a) words importing the singular include the plural and vice versa;

(b) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms;

(c) a reference to a clause, party, annex, exhibit or schedule is a reference to a clause of, and a party, annex, exhibit and schedule to this Agreement, and a reference to this Agreement includes any annex, exhibit and schedule hereto;

(d) a reference to a statute, regulation, proclamation, ordinance or by-law includes all statues, regulations, proclamations, ordinances or by-laws amending, consolidating or replacing it, whether passed by the same or another Governmental Entity with legal power to do so, and a reference to a statute includes all regulations, proclamations, ordinances and by-laws issued under the statute;

(e) a reference to a document includes all amendments or supplements to, or replacements or novations of that document;

(f) a reference to a party to a document includes that party’s successors, permitted transferees and permitted assigns;

(g) the use of the term “including” means “including, without limitation”;

(h) the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole, including the annexes, schedules and exhibits, as the same may from time to time be amended, modified, supplemented or restated, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement;

(i) the title of and the section and paragraph headings used in this Agreement are for convenience of reference only and shall not govern or affect the interpretation of any of the terms or provisions in this Agreement;

(j) where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates;

(k) the language used in this Agreement has been chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party; and

(l) unless expressly provided otherwise, the measure of a period of one (1) month or year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date, provided that if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date (for example, one (1) month following February 18 is March 18, and one (1) month following March 31 is May 1 (or in the case of January 29, 30 or 31, the following month shall be March 1)).

ARTICLE II

REGISTRATION RIGHTS

Section 2.1 Demand Registration.

(a)  Following the six month anniversary of the closing of the Company’s IPO, one or more Requesting Stockholders shall be entitled to make a written request of the Company (a “Demand”) for registration under the Securities Act of an amount of Registrable Securities that, in the aggregate taking into account all of the Requesting Stockholders, equals or is greater than the Registrable Amount (based on the number of Registrable Securities outstanding on the date such Demand is made) (a “Demand Registration”) and thereupon the Company will, subject to the terms of this Agreement, use its commercially reasonable efforts to effect the registration as promptly as practicable under the Securities Act of:

(i) the offer and sale of the Registrable Securities which the Company has been so requested to register by the Requesting Stockholders for disposition in accordance with the intended method of disposition stated in such Demand;

(ii) all other Registrable Securities which the Company has been requested to register pursuant to Section 2.1(b); and

(iii) all equity securities of the Company which the Company may elect to register in connection with any offering of Registrable Securities pursuant to this Section 2.1;

all to the extent necessary to permit the disposition (in accordance with the intended methods thereof) of the Registrable Securities and the additional Shares, if any, to be so registered.

(b) Each Demand shall specify: (i) the aggregate number of Registrable Securities requested to be registered in such Demand Registration, (ii) the intended method of disposition in connection with such Demand Registration, if then known and (iii) the identity of the Requesting Stockholder (or Requesting Stockholders). Within five (5) business days after receipt of a Demand, the Company shall give written notice of such Demand to all other Stockholders, if any. Subject to Section 2.1(h), the Company shall include in the Demand Registration covered by such Demand all Registrable Securities with respect to which the Company has received a written request for inclusion therein within five (5) business days after the Company’s notice required by this paragraph has been delivered. Such written request shall comply with the requirements of a Demand as set forth in this Section 2.1(b).

(c) Demand Registrations shall be on (i) Form S-1 or any similar long-form registration (“Long-Form Registration”), (ii) Form S-3 or any similar short form registration, if such short form registration is then available to the Company, or (iii) Form S-3ASR if the Company is a Well-Known Seasoned Issuer (a Demand Registration under each of clauses (ii) and (iii), a “Short-Form Registration”), in each case, reasonably acceptable to the Requesting Stockholders holding a majority of the Registrable Securities included in the applicable Demand Registration. The Company shall not be required to effect more than two (2) Long-Form Registrations per fiscal year.

(d) Effective Demand Registration. A Demand Registration shall not be deemed to have been effected:

(i) unless a registration statement with respect thereto has been declared effective by the SEC and remains effective in compliance with the provisions of the Securities Act and the laws of any U.S. state or other jurisdiction applicable to the disposition of Registrable Securities covered by such registration statement until such time as all of such Registrable

Securities shall have been disposed of in accordance with such registration statement or there shall cease to be any Registrable Securities;

(ii) if, after it has become effective, such registration is interfered with by any stop order, injunction or other order or requirement of the SEC or other Governmental Entities or court for any reason other than a violation of applicable law solely by any Selling Stockholder and has not thereafter become effective; or

(iii) if, in the case of an Underwritten Offering, the conditions to closing specified in an underwriting agreement applicable to the Company are not satisfied or waived other than by reason of any breach or failure by any Selling Stockholder.

(iv) if the filing or effectiveness of the registration statement would cause the disclosure of material, non-public information that the Company has a bona fide business purpose for preserving as confidential, provided, however, that any Suspension Period shall terminate at such time as the public disclosure of such information is made. Notwithstanding the foregoing, the Company shall not be obligated to (i) maintain the effectiveness of a Long-Form Registration, filed pursuant to a Demand Registration, for a period longer than ninety (90) days or (ii) effect any Demand Registration (A) within six (6) months of the effective date of a registration statement with respect to a “firm commitment” Underwritten Offering, (B) within three (3) months of the effective date of a registration statement with respect to any other Demand Registration, (C) within ninety (90) days from the date on which a Marketed Underwritten Offering was priced, (D) if, in the reasonable judgment of the Board, it is not feasible for the Company to proceed with the Demand Registration because of the unavailability of audited or other required financial statements, provided that the Company shall use commercially reasonable efforts to obtain such financial statements as promptly as practicable. In addition, the Company shall be entitled to postpone (upon written notice to all Stockholders) the filing or the effectiveness of a registration statement for any Demand Registration (but no more than twice in any period of twelve (12) consecutive months and in no event for more than an aggregate of one-hundred twenty (120) days in any three-hundred sixty-five (365) consecutive day period) if the Board determines in its reasonable judgment that the filing or effectiveness of the registration statement relating to such Demand Registration would cause the disclosure of material, non-public information that the Company has a bona fide business purpose for preserving as confidential.

(e) Offering Requests.

(i) Requests for Marketed Underwritten Offerings. A Requesting Stockholder may from time to time request to sell Registrable Securities in an underwritten offering that is registered pursuant to the Shelf Registration Statement or under a Demand Registration that includes roadshow presentations or investor calls by management of the Company or other marketing efforts by the Company (a “Marketed Underwritten Offering”); provided that in the case of each such Marketed Underwritten Offering the Registrable Securities proposed to be sold shall have an aggregate offering price of at least $25 million; and provided, further, that the Company shall not be required to effect (A) a Marketed Underwritten Offering if another Marketed Underwritten Offering has been effected and priced within ninety (90) days or (B) more than four (4) Marketed Underwritten Offerings within any 12-month period. Notwithstanding anything contrary in this Section 2.1, unless otherwise agreed to by the Requesting Stockholders, no other stockholder shall have the right to participate in a Marketed Underwritten Offering.

(ii) Requests for Non-Marketed Underwritten Offerings. Requesting Stockholders may from time to time request to sell Registrable Securities in an underwritten offering that is registered under the Shelf Registration Statement or under a Demand Registration that does not include any marketing efforts by the Company or its management, including a “block trade” (a “Non-Marketed Underwritten Offering”); provided that in the case of each such Non-Marketed Underwritten Offering the Registrable Securities proposed to be sold shall have an aggregate offering price of at least $5 million. Notwithstanding anything contrary in this Section 2.1, unless otherwise agreed to by the Requesting Stockholders, no other Stockholder shall have the right to participate in a Non-Marketed Underwritten Offering.

(iii) Requests for Non-Underwritten Offerings. At any time that a Shelf Registration Statement or any shelf registration statement filed in connection with a Demand Registration shall be effective with respect to Registrable Securities of a Requesting Stockholder and such Requesting Stockholder desires to initiate an offering or sale of all or part of such Requesting Stockholder’s Registrable Securities that does not constitute an Underwritten Offering (a “Non-Underwritten Shelf Takedown”), such Requesting Stockholder shall so indicate in a written request delivered to the Company no later than three (3) business days prior to the expected date of such Non-Underwritten Shelf Takedown, which request shall include (i) the type and total number of Registrable Securities expected to be offered and sold in such Non-Underwritten Shelf Takedown and (ii) the expected plan of distribution of such Non-Underwritten Shelf Takedown. Notwithstanding anything contrary in this Section 2.1, unless otherwise agreed to by the Requesting Stockholder, no other Stockholder shall have the right to participate in a Non-Underwritten Shelf Takedown.

(iv) Underwritten Offering Notices. All requests for Underwritten Offerings shall be made by giving written notice to the Company (an “Underwritten Offering Notice”). Each Underwritten Offering Notice shall specify (i) the approximate number of Registrable Securities to be sold in the Underwritten Offering, (ii) whether such offering will be a Marketed Underwritten Offering or a Non-Marketed Underwritten Offering, (iii) the intended marketing efforts, if any and (iv) the name(s) of the underwriter(s), if then known. Within five (5) business days after receipt of any Offering Notice (or within two (2) business days in the case of a Non-Marketed Underwritten Offering), if agreed to by the Requesting Stockholders in accordance with the provisions set forth above, the Company shall send written notice of such requested Offering to all other Stockholders, if any, and shall include in such Offering all Registrable Securities with respect to which the Company has received written requests for inclusion therein within ten (10) days after delivering such notice (or two (2) business days in the case of a Non-Marketed Underwritten Offering).

(f) Any time that a Demand Registration involves an Underwritten Offering, (i) the Stockholders holding a majority of the Registrable Securities requested to be included in the Demand Registration shall select the investment banker or investment bankers and managers that will serve as lead and co-managing underwriters with respect to the offering of such Registrable Securities, and (ii) the Company shall enter into an underwriting agreement that is reasonably acceptable to the Stockholders holding a majority of the Registrable Securities requested to be included in the Demand Registration and the Company, which agreement shall contain representations, warranties, indemnities and agreements customarily included (but not inconsistent with the covenants and agreements of the Company contained herein) by an issuer of common stock in underwriting agreements with respect to offerings of common stock for the account of, or on behalf of, such issuers.

(g) The Company shall not include any securities other than Registrable Securities in a Demand Registration, except with the written consent of the Requesting Stockholders participating in such Demand Registration holding a majority of the Registrable Securities included in such Demand Registration. If, in connection with a Demand Registration, the lead bookrunning underwriters (or, if such Demand Registration is not an Underwritten Offering, a nationally recognized independent investment bank selected by the Company and reasonably acceptable to Stockholders holding a majority of the Registrable Securities included in such Demand Registration, and whose fees and expenses shall be borne solely by the Company) advise the Company, in writing, that, in their reasonable opinion, the inclusion of all of the securities, including securities of the Company that are not Registrable Securities, sought to be registered in connection with such Demand Registration would adversely affect the marketability of the Registrable Securities sought to be sold pursuant thereto, then the Company shall include in such registration statement only such securities as the Company is reasonably advised by such underwriters or investment bank can be sold without such adverse effect as follows and in the following order of priority: (i) first, up to the number of Shares requested to be included in such Demand Registration by any Stockholders, which, in the opinion of the underwriter or investment bank can be sold without adversely affecting the marketability of the offering, pro rata among such Stockholders based upon the number of Shares deemed to be owned by such Persons; (ii) second, securities the Company proposes to sell for its own account; and (iii) third, all other equity securities of the Company duly requested to be included in such registration statement by any other stockholders holding pari passu registration rights, pro rata on the basis of the amount of such other securities requested to be included or such other method determined by the Company.

Section 2.2 Piggyback Registration.

(a) Subject to the terms and conditions hereof, whenever the Company proposes to register the offer and sale of any of its equity securities under the Securities Act (other than a registration by the Company on a registration statement on Form S-4 or a registration statement on Form S-8 or any successor forms thereto) (a “Piggyback Registration”), whether for its own account or for the account of others, the Company shall give each Stockholder prompt written notice thereof (but not less than five (5) business days prior to the public filing by the Company with the SEC of any registration statement with respect thereto, provided that the Company shall not be required to deliver such notice prior to the a confidential submission or non-public filing of any registration statement with the SEC). Such notice (a “Piggyback Notice”) shall specify, at a minimum, the number of equity securities proposed to be registered, the proposed date of filing of such registration statement with the SEC, the proposed means of distribution, the proposed managing underwriter or underwriters (if any and if known) and a reasonable estimate by the Company of the proposed minimum offering price of such equity securities. Upon the written request of any Person that on the date of the Piggyback Notice is a Stockholder (a “Piggyback Seller”) (which written request shall specify the number of Registrable Securities then presently intended to be disposed of by such Piggyback Seller) given within five (5) business days after such Piggyback Notice is received by such Piggyback Seller, the Company, subject to the terms and conditions of this Agreement, shall use its commercially reasonable efforts to cause all such Registrable Securities held by Piggyback Sellers with respect to which the Company has received such written requests for inclusion to be included in such Piggyback Registration on the same terms and conditions as the Company’s equity securities being sold in such Piggyback Registration (whether for the account of the Company or for the account of others).

(b) If, in connection with a Piggyback Registration, any managing underwriter (or, if such Piggyback Registration is not an Underwritten Offering, a nationally recognized independent investment bank selected by the Company and reasonably acceptable to the Stockholders holding a majority of the Registrable Securities included in such Piggyback Registration, and whose fees and expenses shall be borne solely by the Company) advises the Company in writing that, in its opinion, the inclusion of all the equity securities sought to be included in such Piggyback Registration by (i) the Company, (ii) others who acquire Shares after the date hereof and whom the Company gives registration rights and have sought to have all or part of such Shares registered in such Piggyback Registration pursuant to such registration rights, (iii) others with the written consent of Stockholders participating in such Demand Registration holding a majority of the Registrable Securities included in such Demand Registration (such Persons referenced in clauses (ii) and (iii) of this Section 2.2(b) being “Other Demanding Sellers”), and (iv) the Piggyback Sellers, as the case may be, would adversely affect the marketability of the equity securities sought to be sold pursuant thereto, then the Company shall include in the registration statement applicable to such Piggyback Registration only such equity securities as the Company is so advised by such underwriter can be sold without such an effect, as follows and in the following order of priority:

(i) if the Piggyback Registration relates to an offering for the Company’s own account, then (A) first, such number of equity securities to be sold by the Company for its own account, and (B) second, Shares requested to be included in such Piggyback Registration by any Other Demanding Sellers and any Piggyback Sellers, pro rata among such Other Demanding Sellers, and Piggyback Sellers based upon the number of Shares deemed to be beneficially owned by such Persons; or

(ii) if the Piggyback Registration relates to an offering other than for the Company’s own account, then (A) first, Shares requested to be included in such Piggyback Registration by any Other Demanding Sellers and any Piggyback Sellers, pro rata among such Other Demanding Sellers and Piggyback Sellers based upon the number of Shares deemed to be owned by such Persons, and (B) second, the other equity securities of the Company proposed to be sold by the Company as determined by the Company.

(c) In connection with any Underwritten Offering under this Section 2.2, the Company shall not be required to include the Registrable Securities of a stockholder in the Underwritten Offering unless such stockholder accepts the terms of the underwriting as agreed upon between the Company and the underwriters, or, if applicable, the underwriters selected by the Stockholders holding a majority of the Registrable Securities requested to be included in the Demand Registration in accordance with the terms of hereof.

(d) If, at any time after giving written notice of its intention to register the offer and sale of any of its equity securities as set forth in this Section 2.2 and prior to the time the registration statement filed in connection with such Piggyback Registration is declared effective, the Company shall determine, at its election, for any reason not to register the offer and sale of such equity securities, the Company shall give written notice of such determination to each Stockholder within five (5) days thereof and thereupon shall be relieved of its obligation to register the offer and sale of any Registrable Securities in connection with such particular withdrawn or abandoned Piggyback Registration (but not from its obligation to pay the Registration Expenses in connection therewith as provided herein); provided, that Stockholders may continue the registration as a Demand Registration pursuant to the terms of Section 2.1.

Section 2.3 Shelf Registration.

(a) Subject to Section 2.3(d), and further subject to the availability of a registration statement on Form S-3 or on any other form which permits incorporation of information by reference to other documents filed by the issuer with the SEC (“Form S-3”) to the Company, any of the Stockholders may by written notice delivered to the Company (the “Shelf Notice”) require the Company to file as soon as practicable, and to use commercially reasonable efforts to cause to be declared effective by the SEC as promptly as practicable after such filing date, a Form S-3 providing for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act relating to the offer and sale, from time to time, of a number of Registrable Securities that is equal to or greater than the Registrable Amount (based on the number of Registrable Securities outstanding on the date such notice is delivered) owned by such Stockholders and any other Stockholders who elect to participate therein as provided in Section 2.3(b) in accordance with the plan and method of distribution set forth in the prospectus included in such Form S-3 (the “Shelf Registration Statement”).

(b) Within five (5) business days after receipt of a Shelf Notice pursuant to Section 2.3, the Company will deliver written notice thereof to each Stockholder. Each Piggyback Seller may elect to participate in the Shelf Registration Statement by delivering to the Company a written request to so participate within five (5) business days after the Shelf Notice is received by any such Piggyback Seller.

(c) Subject to Section 2.3(d), the Company will use commercially reasonable efforts to keep the Shelf Registration Statement continuously effective until the date on which all Registrable Securities covered by the Shelf Registration Statement have been sold thereunder in accordance with the plan and method of distribution disclosed in the prospectus included in the Shelf Registration Statement, or otherwise.

(d) Notwithstanding anything to the contrary contained in this Agreement, the Company shall be entitled to suspend the use of the prospectus included in the Shelf Registration Statement, filed in accordance with Section 2.3, for a reasonable period of time not to exceed ninety (90) days in succession or one-hundred eighty (180) days in the aggregate in any twelve (12) month period (a “Suspension Period”) if the Board shall determine in its reasonable judgment that (A) it is not feasible for the Stockholder to use the prospectus for the sale of Registrable Securities because of the unavailability of audited or other required financial statements, provided that the Company shall use its reasonable efforts to obtain such financial statements as promptly as practicable, or (B) the filing or effectiveness of the prospectus relating to the Shelf Registration Statement would cause the disclosure of material, non-public information that the Company has a bona fide business purpose for preserving as confidential; provided, however, that any Suspension Period shall terminate at such time as the public disclosure of such information is made. After the expiration of any Suspension Period and without any further request from a Stockholder, the Company shall as promptly as reasonably practicable prepare a post-effective amendment or supplement to the Shelf Registration Statement or the prospectus, or any document incorporated therein by reference, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, the prospectus will not include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(e) The Stockholders shall be entitled to demand such number of shelf registrations as shall be necessary to sell all of its Registrable Securities pursuant to this Section 2.3.

Section 2.4 Withdrawal Rights.

Any Stockholder having notified or directed the Company to include any or all of its Registrable Securities in a registration statement under the Securities Act shall have the right to withdraw any such notice or direction with respect to any or all of the Registrable Securities designated by it for registration by giving written notice to such effect to the Company prior to the effective date of such registration statement. In the event of any such withdrawal, the Company shall not include such Registrable Securities in the applicable registration and such Registrable Securities shall continue to be Registrable Securities for all purposes of this Agreement. No such withdrawal shall affect the obligations of the Company with respect to the Registrable Securities not so withdrawn; provided, however, that in the case of a Demand Registration, if such withdrawal shall reduce the number of Registrable Securities sought to be included in such registration below the Registrable Amount, then the Company shall as promptly as practicable give each Stockholder seeking to register Registrable Securities notice to such effect and, within ten (10) days following the delivery of such notice, such Stockholders still seeking registration shall, by written notice to the Company, elect to register additional Registrable Securities to satisfy the Registrable Amount or elect that such registration statement not be filed or, if theretofore filed, be withdrawn. During such 10-day period, the Company shall not file such registration statement if not theretofore filed or, if such registration statement has been theretofore filed, the Company shall not seek, and shall use commercially reasonable efforts to prevent, the effectiveness thereof. If a Stockholder withdraws its notification or direction to the Company to include Registrable Securities in a registration statement in accordance with this Section 2.4 with respect to a sufficient number of shares so as to reduce the number of Registrable Securities requested to be included in such registration statement below the Registrable Amount, such Stockholder shall be required to promptly reimburse the Company for all expenses incurred by the Company in connection with preparing for the registration of such Registrable Securities.

Section 2.5 Holdback Agreements.

(a) In the case of any Underwritten Offering in connection with a Demand or Shelf Registration pursuant to this Agreement, each Stockholder, and in the case of any Piggyback Registration pursuant to this Agreement, each participating Stockholder, agrees not to effect any public sale or distribution (including sales pursuant to Rule 144) of equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such equity securities, during any time period reasonably requested by the managing underwriter(s) of such Underwritten Offering with respect to any Demand, Shelf or Piggyback Registration (in each case, except as part of such registration subject to customary exceptions to be agreed).

(b) In the case of any Underwritten Offering pursuant to this Agreement, the Company shall use commercially reasonable efforts to cause other stockholders (other than the Stockholders) and its directors and officers to execute any lock-up agreements in form and substance as agreed by the Stockholders and as reasonably requested by the managing underwriters.

(c) In the case of any Underwritten Offering, the Company agrees not to effect any Public Offering or distribution of any equity securities of the Company, or securities convertible into or exchangeable or exercisable for equity securities of the Company for a period (a) commencing upon the earlier of (x) the commencement of the roadshow in respect of such offering and (y) seven days prior to the pricing of such offering and (b) ending not less than 60 days after the pricing of such offering, except, in each case, as part of such Underwritten Offering.

Section 2.6 Registration Procedures.

(a) If and whenever the Company is required to use commercially reasonable efforts to effect the registration of any Registrable Securities under the Securities Act as provided in Section 2.1, Section 2.2, and Section 2.3 the Company shall as expeditiously as reasonably possible:

(i) prepare and file with the SEC (subject to the provisions of Section 2.3 with respect to Shelf Registrations, promptly and, in any event on or before the date that is (i) ninety (90) days, in the case of any Long-Form Registration, after the receipt by the Company a Demand from a Requesting Stockholder or (ii) forty-five (45) days, in the case of any Short-Form Registration, after the receipt by the Company of a Demand from a Requesting Stockholder) the requisite registration statement to effect any such registration and thereafter use its commercially reasonable efforts to cause such registration statement to be declared effective by the SEC and remain effective pursuant to the terms of this Agreement and cause such registration statement to contain a “Plan of Distribution” that permits the distribution of securities pursuant to all legal means; provided, however, that the Company may discontinue any registration of its securities which are not Registrable Securities at any time prior to the effective date of the registration statement relating thereto; provided, further that before filing such registration statement, prospectus or any amendments thereto, the Company will furnish to the counsel selected by the Stockholders which are including Registrable Securities in such registration copies of all such documents proposed to be filed, which documents will be subject to the review of such counsel, and such review to be conducted with reasonable promptness;

(ii) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement until the earlier of such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement or (i) in the case of a Demand Registration pursuant to Section 2.1, the expiration of ninety (90) days after such registration statement becomes effective or (ii) in the case of a Piggyback Registration pursuant to Section 2.2, the expiration of ninety (90) days after such registration statement becomes effective;

(iii) furnish to each Selling Stockholder and each underwriter, if any, of the securities being sold by such Selling Stockholder such number of conformed copies of such registration statement and of each amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus contained in such registration statement (including each preliminary prospectus and any summary prospectus) and each free writing prospectus (as defined in Rule 405 of the Securities Act) (a “Free Writing Prospectus”) utilized in connection therewith and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents as such Selling Stockholder and underwriter, if any, may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities owned by such Selling Stockholder;

(iv) use commercially reasonable efforts to register or qualify such Registrable Securities covered by such registration statement under such other securities laws or blue sky laws of such jurisdictions as any Selling Stockholder and any underwriter of the securities being sold by such Selling Stockholder shall reasonably request, and take any other action which may be reasonably necessary or advisable to enable such Selling Stockholder and underwriter to consummate the disposition in such jurisdictions of the Registrable Securities owned by such Selling Stockholder, except that the Company shall not for any such purpose be required to (A) qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this clause (iv) be obligated to be so qualified, (B) subject itself to taxation in any such jurisdiction or (C) file a general consent to service of process in any such jurisdiction;

(v) use commercially reasonable efforts to cause such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed and, if no such securities are so listed, use commercially reasonable efforts to cause such Registrable Securities to be listed on the New York Stock Exchange or the NASDAQ Stock Market;

(vi) use commercially reasonable efforts to cause such Registrable Securities covered by such registration statement to be registered with or approved by such other Governmental Entities as may be necessary to enable each Selling Stockholder thereof to consummate the disposition of such Registrable Securities;

(vii) in connection with an Underwritten Offering, obtain for each Selling Stockholder and underwriter:

(A) an opinion of counsel for the Company, covering the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by such Selling Stockholder and underwriters, and

(B) a “comfort” letter (or, in the case of any such Person which does not satisfy the conditions for receipt of a “comfort” letter specified in Statement on Auditing Standards No. 72, an “agreed upon procedures” letter) signed by the independent public accountants who have certified the Company’s financial statements included in such registration statement;

(viii) promptly make available for inspection by a representative of the Selling Stockholders, any underwriter participating in any disposition pursuant to any registration statement, and any attorney, accountant or other agent or representative retained by the Selling Stockholders (collectively and not individually) or underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”), as shall be reasonably necessary to enable them to exercise their due diligence responsibility in connection with such registration statement, and cause the Company’s officers, directors and employees to supply all information requested by any such Inspector in connection with such registration statement; provided, however, that, unless the disclosure of such Records is necessary to avoid or correct a misstatement or omission in the registration statement or the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction, the Company shall not be required to provide any information under this subparagraph (viii) if (i) the Company believes, after consultation with counsel for the Company, that to do so would cause the Company to forfeit an attorney-client privilege that was applicable to such information or (ii) if either (A) the Company has requested and been granted from the SEC confidential treatment of such information contained in any filing with the SEC or documents provided supplementally or otherwise or (B) the Company reasonably determines that such Records are confidential and so notifies the Inspectors in writing unless prior to furnishing any such information with respect to (i) or (ii) such Selling Stockholder requesting such information agrees, and causes each of its Inspectors, to enter into a confidentiality agreement on terms reasonably acceptable to the Company; and provided, further, that each Selling Stockholder agrees that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at its expense, to undertake appropriate action and to prevent disclosure of the Records deemed confidential;

(ix) promptly notify in writing each Selling Stockholder and the underwriters, if any, of the following events:

(A) the filing (or confidential submission, as applicable) of the registration statement, the prospectus or any prospectus supplement related thereto or post-effective amendment to the registration statement or any Free Writing Prospectus utilized in connection therewith, and, with respect to the registration statement or any post-effective amendment thereto, when the same has become effective;

(B) any request by the SEC or any other Governmental Entity for amendments or supplements to the registration statement or the prospectus or for additional information;

(C) the issuance by the SEC or any other Governmental Entity of any stop order suspending the effectiveness of the registration statement or the initiation of any proceedings by any Person for that purpose; and

(D) the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or blue sky laws of any jurisdiction or the initiation or threat of any proceeding for such purpose;

(x) notify each Selling Stockholder, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly prepare and furnish to such Selling Stockholder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading;

(xi) use commercially reasonable efforts to prevent the issuance of and, if issued, obtain the withdrawal of any order suspending the effectiveness of such registration statement or any suspension of the qualification of any Registrable Securities for sale under the securities or blue sky laws of any jurisdiction;

(xii) otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the SEC, and make available to each Selling Stockholder, as soon as reasonably practicable, an earning statement of the Company covering the period of at least twelve (12) months, but not more than eighteen (18) months, beginning with the first day of the Company’s first full quarter after the effective date of such registration statement, which earning statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(xiii) cooperate with the Selling Stockholders and the managing underwriter to facilitate the timely preparation and delivery of certificates (which shall not bear any restrictive legends unless required under applicable law) representing securities sold under any registration statement, and enable such securities to be in such denominations and registered in such names as the managing underwriter or such Selling Stockholders may request and keep available and make available to the Company’s transfer agent prior to the effectiveness of such registration statement a supply of such certificates, or, if requested by a Selling Stockholder or an underwriter, to facilitate the delivery of such securities in book-entry form;

(xiv) have appropriate officers of the Company prepare and make presentations at any “road shows” and before analysts and rating agencies, as the case may be, and other information meetings organized by the underwriters, take other actions to obtain ratings for any Registrable Securities (if they are eligible to be rated) and otherwise use its commercially reasonable efforts to cooperate as reasonably requested by the Selling Stockholders and the underwriters in the offering, marketing or selling of the Registrable Securities;

(xv) with respect to each Free Writing Prospectus or other materials to be included in the Disclosure Package, ensure that no Registrable Securities be sold “by means of” (as defined in Rule 159A(b) promulgated under the Securities Act) such Free Writing Prospectus or other materials without the prior written consent of the Stockholders holding the Registrable Securities covered by such registration statement, which Free Writing Prospectuses or other materials shall be subject to the prior reasonable review of the Selling Stockholders and their counsel;

(xvi)(A) as expeditiously as possible and within the deadlines specified by the Securities Act, make all required filings of all prospectuses and Free Writing Prospectuses with the SEC and (B) within the deadlines specified by the Exchange Act, make all filings of periodic and current reports and other materials required by the Exchange Act;

(xvii) as expeditiously as possible and within the deadlines specified by the Securities Act, make all required filing fee payments in respect of any registration statement or prospectus used under this Agreement (and any offering covered thereby);

(xviii) as expeditiously as practicable, keep the Selling Stockholders and their counsel advised as to the initiation and progress of any registration hereunder;

(xix) cooperate with each Selling Stockholder and each underwriter participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the FINRA;

(xx) furnish the Selling Stockholders, their counsel and the underwriters, as expeditiously as possible, copies of all correspondence with or from the SEC, the FINRA, any stock exchange or other self-regulatory organization relating to the registration statement or the transactions contemplated thereby and, a reasonable time prior to furnishing or filing any such correspondence to the SEC, the FINRA, stock exchange or self-regulatory organization, furnish drafts of such correspondence to the Selling Stockholders, their counsel, and the underwriters for review and comment, such review and comment to be conducted with reasonable promptness; and

(xxi) to take all other reasonable steps necessary to effect the registration and disposition of the Registrable Securities contemplated hereby.

(b) The Company may require each Selling Stockholder and each underwriter, if any, to furnish the Company in writing such information regarding each Selling Stockholder or underwriter and the distribution of such Registrable Securities as the Company may from time to time reasonably request to complete or amend the information required by such registration statement.

(c) Without limiting the terms of Section 2.1(a), in the event that the offering of Registrable Securities is to be made by or through an underwriter, the Company, if requested by the underwriter, shall enter into an underwriting agreement with a managing underwriter or underwriters in connection with such offering containing representations, warranties, indemnities and agreements customarily included (but not inconsistent with the covenants and agreements of the Company contained herein) by an issuer of common stock in underwriting agreements with respect to offerings of common stock for the account of, or on behalf of, such issuers.

(d) Each Selling Stockholder agrees that upon receipt of any notice from the Company of the happening of any event of the kind described in Sections 2.6(a)(ix)(C), 2.6(a)(ix)(D), or 2.6(a)(x), such Selling Stockholder shall forthwith discontinue (in the case of Section 2.6(a)(ix)(D), only in the relevant jurisdiction set forth in such notice) such Selling Stockholder’s disposition of Registrable Securities pursuant to the applicable registration statement and prospectus relating thereto until such Selling Stockholder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.6(a)(x) and, if so directed by the Company, deliver to the Company, at the Company’s expense, all copies, other than permanent file copies, then in such Selling Stockholder’s possession of the prospectus current at the time of receipt of such notice relating to such Registrable Securities. In the event the Company shall give such notice, any applicable period during which such registration statement must remain effective pursuant to this Agreement shall be extended by the number of days during the period from the date of giving of a notice regarding the happening of an event of the kind described in Section 2.6(a)(ix), Section 2.6(a)(ix)(D) or Section2.6(a)(x) to the date when all such Selling Stockholders shall receive such a supplemented or amended prospectus and such prospectus shall have been filed with the SEC.

Section 2.7 Registration Expenses. All expenses incident to the Company’s performance of, or compliance with, its obligations under Article II of this Agreement including, without limitation, all registration and filing fees, all fees and expenses of compliance with securities and “blue sky” laws, all fees and expenses associated with filings required to be made with the FINRA (including, if applicable, reasonable and customary fees and expenses of any “qualified independent underwriter” as such term is defined by the FINRA), all fees and expenses of compliance with securities and “blue sky” laws, all printing (including, without limitation, expenses of printing certificates for the Registrable Securities in a form eligible for deposit with the Depository Trust Company and of printing prospectuses if the printing of prospectuses is requested by a holder of Registrable Securities) and copying expenses, all messenger and delivery expenses, all fees and expenses of the Company’s independent certified public accountants and counsel (including with respect to “comfort” letters and opinions) and reasonable and customary fees and expenses of one firm of counsel (plus one firm of local counsel in each relevant jurisdiction) to the Selling Stockholders (which firm and local counsel shall be selected by the Selling Stockholders holding a majority of the Registrable Securities included in such registration) (collectively, the “Registration Expenses”) shall be borne by the Company, regardless of whether a registration is effected. The Company will pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties, the expense of any annual audit and the expense of any liability insurance) and the expenses and fees for listing the securities to be registered on each securities exchange and included in each established over-the-counter market on which similar securities issued by the Company are then listed or traded. Each Selling Stockholder shall pay its portion of all underwriting discounts and commissions and transfer taxes, if any, relating to the sale of such Selling Stockholder’s Registrable Securities pursuant to any registration.

Section 2.8 Registration Indemnification.

(a) By the Company. The Company agrees to indemnify and hold harmless, to the fullest extent permitted by law, each Selling Stockholder and each of their respective Affiliates and their respective officers, directors, employees, managers, partners and agents and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) such Selling Stockholder or such other Person indemnified under this Section 2.8(a) from and against all losses, claims, damages, liabilities and expenses, whether joint or several (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) (collectively, the “Losses”), to which they are or any of them may become subject under the Securities Act, the Exchange Act or other U.S. federal or state statutory law (including any applicable “blue sky” laws), rule or regulation, at common law or otherwise, insofar as such Losses arise out of, are based upon, are caused by or relate to any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus or preliminary prospectus, offering circular, offering memorandum or Disclosure Package (including the Free Writing Prospectus) or any amendment or supplement thereto or any filing or document incidental to such registration or qualification of the securities as required by this Agreement, or any omission (or alleged omission) of a material fact required to be stated therein or necessary to make the statements therein not misleading, except that no Person indemnified shall be indemnified hereunder insofar as the same are made in conformity with and in reliance on information furnished in writing to the Company by such Person concerning such Person expressly for use therein. Such indemnification obligation shall be in addition to any liability that the Company may otherwise have to any such indemnified person. In connection with an Underwritten Offering and without limiting any of the Company’s other obligations under this Agreement, the Company shall also indemnify such underwriters, their officers, directors, employees and agents and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) such underwriters or such other Person indemnified under this Section 2.8(a) to the same extent as provided above with respect to the indemnification (and exceptions thereto) of Selling Stockholders. Reimbursements payable pursuant to the indemnification contemplated by this Section 2.8(a) will be made by periodic payments during the course of any investigation or defense, as and when bills are received or expenses incurred.

(b) By the Selling Stockholders. In connection with any registration statement in which a Stockholder is participating, each such Selling Stockholder will furnish to the Company in writing information regarding such Person’s ownership of Registrable Securities and its intended method of distribution thereof and, to the extent permitted by law, shall, severally and not jointly, indemnify the Company, its Affiliates and their respective directors, officers, employees and agents and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) the Company or such other Person indemnified under this Section 2.8(b) against all Losses caused by any untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is made in conformity with and in reliance on information furnished in writing by such Person concerning such Person expressly for use therein; provided, however, that each Selling Stockholder’s obligation to indemnify the Company hereunder shall, to the extent more than one Person is subject to the same indemnification obligation, be apportioned between each Person based upon the net amount received by each Person from the sale of Registrable Securities, as compared to the total net amount received by all of the indemnifying Persons pursuant to such registration statement. Notwithstanding the foregoing, no Person shall be liable to the Company and the underwriters for aggregate amounts in excess of the lesser of (i) such apportionment and (ii) the net amount received by such holder in the offering giving rise to such liability.

(c) Notice. Any Person entitled to indemnification hereunder shall give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification; provided, however, the failure to give such notice shall not release the indemnifying party from its obligation, except to the extent that the indemnifying party has been materially prejudiced by such failure to provide such notice on a timely basis.

(d) Defense of Actions. In any case in which any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not (so long as it shall continue to have the right to defend, contest, litigate and settle the matter in question in accordance with this paragraph) be liable to such indemnified party hereunder for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, supervision and monitoring (unless (i) such indemnified party reasonably objects to such assumption on the grounds that there may be defenses available to it which are different from or in addition to the defenses available to such indemnifying party, (ii) counsel to the indemnifying party has informed the indemnifying party that the joint representation of the indemnifying party and one or more indemnified parties could be inappropriate under applicable standards of professional conduct, or (iii) the indemnifying party shall have failed within a reasonable period of time to assume such defense and the indemnified party is or is reasonably likely to be prejudiced by such delay, in any such event the indemnified party shall be promptly reimbursed by the indemnifying party for the expenses incurred in connection with retaining separate legal counsel). An indemnifying party shall not be liable for any settlement of an action or claim effected without its consent (such consent not to be unreasonably withheld). The indemnifying party shall lose its right to defend, contest, litigate and settle a matter if it shall fail to diligently contest such matter (except to the extent settled in accordance with the next following sentence). No matter shall be settled by an indemnifying party without the consent of the indemnified party (which consent shall not be unreasonably withheld, it being understood that the indemnified party shall not be deemed to be unreasonable in withholding its consent if the proposed settlement imposes any obligation on the indemnified party).

(e) Survival. The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified Person and will survive the transfer of the Registrable Securities and the termination of this Agreement.

(f) Contribution. If recovery is not available or is insufficient under the foregoing indemnification provisions for any reason or reasons other than as specified therein, in each case as determined by a court of competent jurisdiction, any Person who would otherwise be entitled to indemnification by the terms thereof shall nevertheless be entitled to contribution with respect to any Losses with respect to which such Person would be entitled to such indemnification but for such reason or reasons. In determining the amount of contribution to which the respective Persons are entitled, there shall be considered the Persons’

relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and other equitable considerations appropriate under the circumstances. It is hereby agreed that it would not necessarily be equitable if the amount of such contribution were determined by pro rata or per capita allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding sentence of this Section 2.8(f). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not found guilty of such fraudulent misrepresentation. Notwithstanding the foregoing, no Selling Stockholder or transferee thereof shall be required to make a contribution in excess of the net amount received by such holder from its sale of Registrable Securities in connection with the offering that gave rise to the contribution obligation.

Section 2.9 Request for Information; Certain Rights.

(a) Request for Information. Not less than five (5) business days before the expected filing (or confidential submission, if applicable) date of each registration statement pursuant to this Agreement, the Company shall notify each Stockholder who has timely provided the requisite notice hereunder entitling the Stockholder to include for registration Registrable Securities in such registration statement of the information, documents and instruments from such Stockholder that the Company or any underwriter reasonably requests in connection with such registration statement, including, but not limited to a questionnaire, custody agreement, power of attorney, form of lock-up letter and form of underwriting agreement (the “Requested Information”). Such Stockholder shall promptly return the Requested Information to the Company. If the Company has not received the Requested Information (or a written assurance from such Stockholder that the Requested Information that cannot practicably be provided prior to filing of the registration statement will be provided in a timely fashion) from such Stockholder within a reasonable period of time (as determined by the Company) prior to the filing (or confidential submission, if applicable) of the applicable registration statement, the Company may file such registration statement without including Registrable Securities of such Stockholder, provided that the Company shall include such Registrable Securities upon receipt of such Requested Information. The failure to so include in any registration statement the Registrable Securities of a Stockholder (with regard to that registration statement) shall not in and of itself result in any liability on the part of the Company to such Stockholder.

(b) No Grant of Future Registration Rights. The Company shall not grant any shelf, demand, piggyback or incidental registration rights that are senior to or otherwise conflict with the rights granted to the Stockholders hereunder to any other Person without the prior written consent of Stockholders holding a majority of the Registrable Securities held by all Stockholders.

(c) Alternative Markets. In the event that a trading market for the Company’s Shares develops that does not require that the Shares be registered under Section 12 of the Exchange Act (e.g. outside the United States or through a Rule 144A trading market), the Company agrees to provide alternative liquidity provisions to the Stockholders that would be the functional equivalent of this Article II, including the provision of offering documents, the entering into of placement and/or listing agreements and the functional equivalent of the other terms of this Article II and with the functional equivalent of the division of liabilities and expenses as provided in this Article II.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of Genstar. Genstar represents and warrants to the Company that (a) this Agreement has been duly authorized, executed and delivered by such Stockholder, and is a valid and binding agreement of Genstar, enforceable against it in accordance with its terms, except that the enforcement thereof may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and to general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (b) the execution, delivery and performance by Genstar, of this Agreement does not violate or conflict with or result in a breach of or constitute (or with notice or lapse of time or both constitute) a default under any agreement to which such Stockholder, is a party or, the organizational documents of Genstar.

Section 3.2 Representations and Warranties of the Company. The Company represents and warrants to Genstar that (a) this Agreement has been duly authorized, executed and delivered by the Company and is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that the enforcement thereof may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and to general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law); and (b) the execution, delivery and performance by the Company of this Agreement does not violate or conflict with or result in a breach by the Company of or constitute (or with notice or lapse of time or both constitute) a default by the Company under its Charter or Operating Agreement, any existing applicable law, rule, regulation, judgment, order, or decree of any Governmental Entity exercising any statutory or regulatory authority of any of the foregoing, domestic or foreign, having jurisdiction over the Company or any of its respective properties or assets, or any agreement or instrument to which the Company is a party or by which the Company or any of its respective properties or assets may be bound.

ARTICLE IV

MISCELLANEOUS

Section 4.1 Rule 144 and Rule 144A. If the Company shall have filed a registration statement pursuant to the requirements of Section 12 of the Exchange Act or a registration statement pursuant to the requirements of the Securities Act in respect of the Common Stock, the Company covenants that (i) so long as it remains subject to the reporting provisions of the Exchange Act, it will use its commercially reasonable efforts to file in a timely manner the reports required to be filed by it under the Securities Act or the Exchange Act (including, but not limited to, the reports under Sections 13 and 15(d) of the Exchange Act referred to in subparagraph (c)(1)(i) of Rule 144 or, if the Company is not required to file such reports, it will, upon the request of any Stockholder, make publicly available other information so long as necessary to permit sales by such Stockholder under Rule 144, Rule 144A under the Securities Act, as such Rule may be amended (“Rule 144A”), or any similar rules or regulations hereafter adopted by the SEC, and (ii) it will take such further action as any Stockholder may reasonably request, all to the extent required from time to time to enable such Stockholder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (A) Rule 144, (B) Rule 144A or (C) any similar rule or regulation hereafter adopted by the SEC. Upon the request of any Stockholder of Registrable Securities, the Company will deliver to such Stockholder a written statement as to whether it has complied with such requirements.

Section 4.2 Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by facsimile (provided a copy is thereafter promptly delivered as provided in this Section 4.2), by electronic mail to such electronic mail address as may be designated in writing by such party to the other parties, or nationally recognized overnight courier, addressed to such party at the address or facsimile number set forth below, or such other address or facsimile number as may hereafter be designated in writing by such party to the other parties:

(a) if to the Company, to:

Palomar Holdings, Inc.

7979 Ivanhoe Avenue, Suite 500

La Jolla, CA 92037

Attention: Chief Executive Officer

(b) if to Genstar, to:

c/o Genstar Capital Partners LLC

Four Embarcadero Center

Suite 1900

San Francisco, CA 94111

Attention: J. Ryan Clark

with a copy to:

Weil, Gotshal & Manges LLP

201 Redwood Shores Parkway

Redwood Shores, CA 94065

Attention: Craig W. Adas

Section 4.3 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this

Agreement, or the application thereof to any person or entity or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 4.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall, taken together, be considered one and the same agreement. Electronic counterpart signatures to this Agreement shall be binding and enforceable.

Section 4.5 Entire Agreement; No Third Party Beneficiaries. This Agreement (a) constitutes the entire agreement and supersedes all other prior agreements, both written and oral, among the parties with respect to the subject matter hereof and is not intended to confer upon any Person, other than the parties hereto, any rights or remedies hereunder.

Section 4.6 Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the provisions of this Agreement and the consummation of the transactions contemplated hereby.

Section 4.7 Governing Law; Equitable Remedies. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF). The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions and other equitable remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Selected Courts (as defined below), this being in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties hereto. Each party further agrees that, in the event of any action for an injunction or other equitable remedy in respect of such breach or enforcement of specific performance, it will not assert the defense that a remedy at law would be adequate.

Section 4.8 Consent To Jurisdiction. With respect to any suit, action or proceeding (“Proceeding”) arising out of or relating to this Agreement or any transaction contemplated hereby each of the parties hereto hereby irrevocably (a) submits to the exclusive jurisdiction of (A) the United States District Court for the Northern District of California or (B) in the event that such court lacks jurisdiction to hear the claim, the state courts of California located in the city of San Francisco (the “Selected Courts”) and waives any objection to venue being laid in the Selected Courts whether based on the grounds of forum non conveniens or otherwise and hereby agrees not to commence any such Proceeding other than before one of the Selected Courts; provided, however, that a party may commence any Proceeding in a court other than a Selected Court solely for the purpose of enforcing an order or judgment issued by one of the Selected Courts; (b) consents to service of process in any Proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to the Company or to the applicable party hereto at their respective addresses referred to in Section 4.2; provided, however, that nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law; and (c) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 4.9 Amendments; Waivers.

(a) No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and Stockholders holding a majority of the Registrable Securities, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, that such amendment or waiver which adversely affects any party to this Agreement and is prejudicial to such party relative to all other parties (other than the Company) cannot be effected without the consent of such party.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 4.10 Assignment. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties; provided that any Stockholder may assign its rights hereunder in connection with a transfer of its Shares if such transferee (i) shall own at least 10% of the Company’s outstanding Common Stock (on an as-converted basis, if applicable and after giving effect to all vested and unvested Shares, if applicable) after giving effect to such transfer and (ii) shall execute a joinder to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 4.11 Effectiveness. This Agreement shall become effective upon the Closing Date.

Section 4.12 Term. This Agreement shall automatically terminate, except as provided in Section 2.8(e) and for the provisions of Section 4.1, which will survive such termination, with respect to any Stockholder upon the date on which all Registrable Securities held such Stockholder, together with all Registrable Securities held by such Stockholder’s Affiliates, may be sold in a single transaction without registration under the Securities Act in any ninety (90) day period in compliance with Rule 144.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

[Insert Genstar entities]

By:
Name:
Title:

PALOMAR HOLDINGS, INC.

By:
Name: Mac Armstrong
Title: Chief Executive Officer

[Signature Page to Registration Rights Agreement]

Exhibit A

List of Investors